AMENDMENT NO. 2
TO
INVESTMENT SUB-ADVISORY AGREEMENT

         This AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY
AGREEMENT is dated as of January 26, 2010, by and between THE
VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas
Corporation (the "Adviser"), and MORGAN STANLEY INVESTMENT
MANAGEMENT INC. (the "Sub-Adviser").


W I T N E S S E T H:

         WHEREAS, the Adviser and VALIC Company I (the "Corporation"), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation, and pursuant to which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement; and

         WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated December 20, 2004, as amended from time to time (the "Sub-Advisory Agreement"), pursuant to which the Sub-Adviser furnishes investment advisory services to the Mid Cap Strategic Growth Fund (the "Fund"), of the Corporation, as listed on Schedule A of the Sub-Advisory Agreement; and

         WHEREAS, the Sub-Adviser has entered into a transaction agreement with Invesco, Ltd. to sell its Van Kampen retail asset management business and portions of the Sub-Adviser"s retail asset management business to Invesco, Ltd. (the "Transaction"); and

         WHEREAS, the Fund will continue to be sub-advised by the Sub-Adviser post the Transaction; and

         WHEREAS, the parties desire to amend the Sub-Advisory Agreement to reflect the deletion of the reference to "d/b/a VAN KAMPEN"; and

         WHEREAS, the Board of Directors of the Corporation has approved this Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Fund.

         NOW, THEREFORE, it is hereby agreed between the parties hereto that the reference to "d/b/a VAN KAMPEN" in the Sub-Advisory Agreement be deleted effective upon the close of the Transaction.


        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.




THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/S/ KURT W. BERNLOHR
Name:	Kurt W. Bernlohr
Title:	Senior Vice President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.
By:	/S/ RANDY TAKIAN
Name:	Randy Takian
Title:	Managing Director